Exhibit 99.3

Dynacast International LLC

Dynacast Finance Inc.

Exchange Offer for All Outstanding

9.25% Senior Secured Second Lien Notes due 2019 and Related Guarantees

            , 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

As described in the enclosed Prospectus, dated             , 2012 (as the same may be amended or supplemented from time to time, the “Prospectus”) and Letter of Transmittal (the “Letter of Transmittal”), Dynacast International LLC and Dynacast Finance Inc. (together, the “Issuers”), Dynacast International Inc., the Issuers’ parent company, and certain of the Issuers’ subsidiaries (Dynacast International Inc. and such subsidiaries together, the “Guarantors”) are offering to exchange (the “Exchange Offer”) up to $350,000,000 aggregate principal amount of 9.25% Senior Secured Second Lien Notes due 2019 of the Issuers (the “Exchange Notes”) that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) for any and all of the outstanding 9.25% Senior Secured Second Lien Notes due 2019 of the Issuers that were originally sold pursuant to a private placement transaction (the “Outstanding Notes”). For each Outstanding Note accepted for exchange, the holder of such Outstand Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to conditions set forth in the enclosed Prospectus.

As provided in the Prospectus, the Outstanding Notes are guaranteed (the “Old Guarantees”) by the Guarantors, and the Exchange Notes will be guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in the Exchange Offer. Unless the context otherwise requires and whether so expressed or not, references herein to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the related New Guarantees and references to the “Outstanding Notes” include the related Old Guarantees.

The Issuers will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

WE URGE YOU TO PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON             , 2012 (THE “EXPIRATION DATE”) UNLESS EXTENDED BY THE ISSUERS.

The Issuers will not pay any fees or commissions to you for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. The Issuer will pay all transfer taxes, if any, applicable to the tender of Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.

Enclosed are copies of the following documents:

1.	The Prospectus.

2.	The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

3.	A form of Notice of Guaranteed Delivery.

4.	A form of letter, which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the client’s instructions regarding the Exchange Offer.

Your prompt action is requested. Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To participate in the Exchange Offer, certificates for Outstanding Notes, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the account of Union Bank, N.A. (the “Exchange Agent”), at the Depository Trust Company, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Prospectus and the Letter of Transmittal.

If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and in the Letter of Transmittal.

Additional copies of the enclosed materials may be obtained from, and any inquiries you may have with respect to the Exchange Offer procedures should be addressed to, the Exchange Agent at its address or telephone number set forth on the first page of the Letter of Transmittal.

Very truly yours,

DYNACAST INTERNATIONAL LLC

DYNACAST FINANCE INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.